REVISED MULTIPLE CLASS PLAN

for the

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

I.	Introduction
As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), this Plan describes the multi-class system for ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST, a Delaware business trust (the "Trust"), including the separate class arrangements for distribution of shares and/or shareholder services, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes.
This Multiple Class Plan (this "Plan") has been approved pursuant to Rule 18f-3 by a majority of the Trustees of the Trust with respect to each of the Trust's investment portfolios as shown on Schedule A hereto, as amended from time to time (each a "Multi-Class Fund").
II.	The Multi-Class System
Shares of each class of Multi-Class Fund shall represent an equal pro rata interest in that Multi-Class Fund and, generally, shall have the same rights and obligations as each other class, except that:  (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses (as defined below); (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. Each class may be subject to different investment minimums and other conditions of eligibility as may be described in the prospectus for the particular class of shares, as from time to time in effect. In addition, Class 1 and Class 2 shares shall have the features described in Sections A, B, and C below.
A.	Distribution Plan
The Trust has adopted a distribution plan pursuant to Rule 12b‑1 (the "Distribution Plan"), which is applicable to each Multi-Class Fund. The Distribution Plan provides, among other things, that the Multi-Class Funds, among others, may finance any activity which is principally intended to result in the marketing or sale of shares of the funds, subject to an annual limit of 0.25% of the average daily net assets of the fund. The Multi-Class Funds will be subject to the Distribution Plan as follows:
1. Class 1 Shares.  Class 1 shares of each Multi-Class Fund will not make any payments or pay any fee under the Distribution Plan.
2. Class 2 Shares.  Class 2 shares of each Multi-Class Fund will be subject to the Distribution Plan and will make the payments and pay the fee provided for therein..

B.	Allocation of Income and Expenses
1. Allocation Method
The gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) of each Multi-Class Fund shall be allocated to each class on the basis of its net asset value relative to the net asset value of the Fund or otherwise in accordance with Rule 18f-3(c).  Expenses to be so allocated also include expenses of the Trust that are allocated to a Multi-Class Fund and are not attributable to a particular Multi-Class Fund or class of a Multi-Class Fund ("Trust Expenses") and expenses of the particular Multi-Class Fund that are not attributable to a particular class of the Multi-Class Fund ("Fund Expenses").  Trust Expenses include, but are not limited to, Trustees' fees, insurance costs and certain legal fees.  Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Multi-Class Fund's assets.
As a result of differences in allocated expenses, it is expected that the net income of, and dividends payable to, each class of shares may vary.  Dividends and distributions paid to each class generally will be calculated in the same manner, on the same day and at the same time.
2. Class Expenses
Expenses attributable to a particular class ("Class Expenses") shall be limited to:  (a) payments pursuant to the Distribution Plan by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; (g) expenses relating to shareholder meetings and/or Trustees' fees incurred as a result of issues relating to that class; and (h) any additional expenses, not including advisory or custodial fees or other expenses relating to the management of the Multi-Class Fund's assets, if such expense are actually incurred in a different amount by a class or related to the receipt of services by a class of a different kind or to a different degree than another class.  Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred.  All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust's President and Treasurer have determined, subject to approval or ratification by the Board of Trustees, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.
In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by such Board and by a majority of the Trustees who are not "interested persons" (as defined in the 1940 Act) of the Trust or a Multi-Class Fund ("Independent Trustees").
3. Waivers or Reimbursements of Expenses
Expenses may be waived or reimbursed by the adviser, the Distributor or any other provider of services to a Multi-Class Fund or the Trust without the prior approval of the Board of Trustees, subject to compliance with Rule 18f‑3 of the 1940 Act.
C.	Exchange and Conversion Privileges
Shareholders of a Multi-Class Fund may exchange shares of a particular class for shares of the same class in another Multi-Class Fund, or for shares of a fund of the Trust that is not a Multi-Class Fund, at relative net asset value, but in either case only to the extent otherwise permitted as described in the prospectus for the particular class of shares, as from time to time in effect.
Shares of one class of a Multi-Class Fund may not be converted into shares of another class of the same Multi-Class Fund.
D.	Board Review
1. Initial Approval
The Board of Trustees, including a majority of the Independent Trustees, at a meeting held February 27, 2004, initially approved the Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Multi-Class Fund individually and of the Trust.  Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.
2. Approval of Amendments
The Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust.  Such finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.
3. Periodic Review
The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

E.	Contracts
Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.
Effective Date:  February 23, 2007, as revised June 15, 2016

SCHEDULE A
REVISED MULTIPLE CLASS PLAN
for the
ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL International Index Fund	Class 1 Class 2
AZL Mid Cap Index Fund	Class 1 Class 2
AZL Morgan Stanley Global Real Estate Fund	Class 1 Class 2
AZL Pyramis Total Bond Fund	Class 1 Class 2
AZL Russell 1000 Growth Index Fund	Class 1 Class 2
AZL Russell 1000 Value Index Fund	Class 1 Class 2
AZL Small Cap Stock Index Fund	Class 1 Class 2
AZL S&P 500 Index Fund	Class 1 Class 2
AZL Schroder Emerging Markets Equity Fund	Class 1 Class 2